UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:	December 22, 2004
Date of Earliest Event Reported:	December 20, 2004

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Pierce Road Itasca, Illinois		60143
(Address of principal executive offices)		(Zip Code)

(630) 773-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03            Material Modifications to Rights of Security Holders.

On December 22, 2004, the company entered into a Seventh Supplemental Indenture with U.S. Bank Trust National Association (as successor in interest to Morgan Guaranty Trust Company of New York), as trustee.  The Seventh Supplemental Indenture amends an Indenture dated October 1, 1985, as previously amended and supplemented, to add certain covenants for the benefit of the holders of the company’s 7.00% Senior Notes due 2013.  The covenants pertain to the company’s deposit with the trustee and grant to the trustee of a security interest in certain securities to secure a portion of the company’s obligations with respect to payment of principal and interest on the 7.00% Senior Notes.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Seventh Supplemental Indenture, included as Exhibit 4.1 to this filing.  Exhibit 4.1 is incorporated by reference into this Item 3.03.

Item 8.01            Other Events.

On December 20, 2004, the company announced that on December 21, 2004, it would realize $1.470 billion in cash, before transaction expenses and related costs, from the monetization of the promissory notes received from the sale of its timberlands, and that on December 16, 2004, the holders of the company’s outstanding 7.50% adjustable conversion-rate equity security units received 5.41 million newly issued shares of OMX common stock in exchange for cash proceeds to the company of $172.5 million.  The monetization of the timber notes closed on December 21, 2004, and the company has realized the cash described above.

The company also announced that, at the direction of the audit committee of its board of directors, it had commenced an internal investigation into claims by a vendor to its retail business that certain employees acted inappropriately in requesting promotional payments and in falsifying supporting documentation for approximately $3.3 million in claims billed to the vendor by OfficeMax during 2003 and 2004.  Because the company’s investigation has only recently begun, it is postponing a decision as to the form and timing of share repurchases until the investigation is complete.

On December 21, 2004, the company announced that its retail sales and gross margins during the 2004 Thanksgiving-to-Christmas holiday season have been weaker than expected.  Fourth-quarter 2004 comparable retail sales are now expected to be nearly flat compared to its pro-forma retail sales during the fourth quarter of 2003.  As a result, the company’s 2004 operating income is expected to be less than previously forecasted.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the News Releases, included as Exhibits 99.1 and 99.2 to this filing.  Exhibits 99.1 and 99.2 are incorporated by reference into this Item 8.01.

Item 9.01            Financial Statements and Exhibits.

(c)     Exhibits.

Exhibit 4.1

Seventh Supplemental Indenture, made as of December 22, 2004, between OfficeMax Incorporated and U.S. Bank Trust National Association (as successor in interest to Morgan Guaranty Trust Company of New York), as trustee

Exhibit 99.1	OfficeMax Incorporated News Release dated December 20, 2004

Exhibit 99.2	OfficeMax Incorporated News Release dated December 21, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFFICEMAX INCORPORATED

		By	/s/ Matthew R. Broad
Matthew R. Broad Executive Vice President, General Counsel and Corporate Secretary

Date:	December 22, 2004

EXHIBIT INDEX

Number	Description

4.1

Seventh Supplemental Indenture, made as of December 22, 2004, between OfficeMax Incorporated and U.S. Bank Trust National Association (as successor in interest to Morgan Guaranty Trust Company of New York), as trustee

99.1	OfficeMax Incorporated News Release dated December 20, 2004

99.2	OfficeMax Incorporated News Release dated December 21, 2004